Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
FILES COMPLAINT AGAINST GILAT SATELLITE NETWORKS

Melville, New York, July 8, 2020 - Comtech Telecommunications Corp. (NASDAQ: CMTL) and its wholly owned subsidiary, Convoy Ltd. (together, “Comtech”) announced today that on July 7, 2020 it filed a complaint in the Delaware Court of Chancery against Gilat Satellite Networks Ltd. (“Gilat”).
The complaint relates to the Agreement and Plan of Merger (the “Merger Agreement”) dated January 29, 2020 between Gilat and Comtech providing for the acquisition of Gilat by Comtech and seeks a declaratory judgment that certain actions, if taken by Gilat, would breach Gilat’s obligations under the Merger Agreement. The actions at issue in the complaint relate to Comtech’s pending application for required regulatory approval in the Russian Federation.
The complaint also states that Comtech is assessing whether the precipitous decline in Gilat’s business since January 29, 2020 gives rise to a Material Adverse Effect (as defined in the Merger Agreement) (“MAE”) on Gilat and, if so, Comtech’s rights regarding an MAE.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
###

Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com